ARTICLES OF AMENDMENT
                                       OF
                       TANGER FACTORY OUTLET CENTERS, INC.

     The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Amended and Restated Articles of Incorporation.

1.   The name of the corporation is Tanger Factory Outlet Centers, Inc.

2.   The   following   amendment  to  the  Amended  and  Restated   Articles  of
     Incorporation of the corporation was adopted by its shareholders on May 7, 1999 in the manner prescribed by law:

     Section "E" of Article II of the Corporation's Amended and Restated Articles of Incorporation shall be amended to read as follows:

                           E.  The  Board of  Directors  of the  corporation  is
                  hereby expressly vested with authority to issue, and shall issue, to the extent that such issuance will not result in violation of subparagraph B(4)(b) of Article4 II hereunder, Common Shares in exchange for Units, pursuant to the Partnership Agreement, so long as the corporation or an entity all of whose equity interest is owned by the corporation remains the general partner of Tanger Properties Limited Partnership.

         This the 30 day of September, 1999.




                                            Tanger Factory Outlet Centers, Inc.


                                            BY:

                                                 STANLEY K. TANGER,
                                                 Chairman of the Board and Chief
                                                 Executive Officer